July 25, 2003

Path 1 Network Technologies Inc.

6215 Ferris Square, Suite 140

San Diego, CA 92121

Re:	Path 1 Network Technologies Inc. Registration Statement on Form SB-2 (SEC File No. 333-105638)

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to 1,552,500 Units (each Unit consisting of three shares of the Company’s Common Stock (“Common Stock”) and two warrants (each, a “Warrant”), each to purchase one share of the Company’s Common Stock) (the “Units”), including 202,500 Units which the underwriters have the option to purchase from the Company to cover overallotments, if any, pursuant to the Company’s Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Units. Based on such review, we are of the opinion that the Units, the Common Stock, the Warrants and the Common Stock underlying the Warrants (the “Underlying Common Stock”), have been duly authorized. If, as and when the Units, the Common Stock and the Warrants have been issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) the Units, the Common Stock and the Warrants will be legally issued, fully paid and nonassessable. If, as and when payment for the Underlying Common Stock shall have been received by the Company, the Underlying Common Stock will be legally issued, fully paid and nonassessable.

We are also of the opinion that the Warrant to be issued to the representative of the underwriters (the “Underwriter’s Warrant”), the Common Stock and the Warrants underlying the Underwriter’s Warrant, and the Common Stock underlying the Warrants underlying the Underwriter’s Warrant (the “Underwriter’s Underlying Common Stock”), have been duly authorized. If, as and when the Underwriter’s Warrant has been issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) the Underwriter’s Warrant will be legally issued, fully paid and nonassessable. If, as and

Heller Ehrman White & McAuliffe LLP    4350 La Jolla Village Drive, 7th Floor    San Diego, CA 92122-1246    www.hewm.com

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July 25, 2003

when payment for the Common Stock and the Warrants underlying the Underwriter’s Warrant shall have been received by the Company, the Common Stock and the Warrants underlying the Underwriter’s Warrant will be legally issued, fully paid and nonassessable. If, as and when payment for the Underwriter’s Underlying Common Stock shall have been received by the Company, the Underwriter’s Underlying Common Stock will be legally issued, fully paid and nonassessable.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-B.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Units.

Very truly yours,

Heller Ehrman White & McAuliffe LLP